UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 9)*



                         Catalina Marketing Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   148867 104
          ------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/01
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                      -----------------------------
CUSIP NO. 148867 104                  13G          PAGE 2 OF 11 PAGES
-----------------------------                      -----------------------------

---------- ---------------------------------------------------------------------
     1     NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

                 Antaeus Enterprises, Inc.
---------- ---------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                   (a)  | |
                                                   (b)  |X|
---------- ---------------------------------------------------------------------
     3     SEC USE ONLY



---------- ---------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware

--------------------------------------------------------------------------------
                 5     SOLE VOTING POWER

  NUMBER OF                  2,968,887

   SHARES    -------------------------------------------------------------------
                 6     SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
             -------------------------------------------------------------------
   EACH          7     SOLE DISPOSITIVE POWER

 REPORTING                   2,968,887

  PERSON     -------------------------------------------------------------------
                 8     SHARED DISPOSITIVE POWER
   WITH


--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,968,887

---------- ---------------------------------------------------------------------
    10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)



---------- ---------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 5.4%

---------- ---------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO

--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
CUSIP NO. 148867 104                  13G          PAGE 3 OF 11 PAGES
-----------------------------                      -----------------------------

---------- ---------------------------------------------------------------------
     1     NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

                 Sarah Beinecke Richardson
---------- ---------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                   (a)  | |
                                                   (b)  |X|
---------- ---------------------------------------------------------------------
     3     SEC USE ONLY



---------- ---------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                 5     SOLE VOTING POWER

  NUMBER OF                  72,739

   SHARES    -------------------------------------------------------------------
                 6     SHARED VOTING POWER
BENEFICIALLY                 3,610,887 (Mrs. Beinecke Richardson disclaims
                             beneficial ownership of 2,968,887 shares - see
  OWNED BY                   Item 4)
             -------------------------------------------------------------------
   EACH          7     SOLE DISPOSITIVE POWER

 REPORTING                   72,739

  PERSON     -------------------------------------------------------------------
                 8     SHARED DISPOSITIVE POWER
   WITH 3,610,887 (Mrs. Beinecke Richardson disclaims beneficial ownership of 2,968,887 shares - see
                             Item 4)
--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 3,683,626

---------- ---------------------------------------------------------------------
    10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)



---------- ---------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 6.7%

---------- ---------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN

--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
CUSIP NO. 148867 104                  13G          PAGE 4 OF 11 PAGES
-----------------------------                      -----------------------------

---------- ---------------------------------------------------------------------
     1     NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

                 Frederick W. Beinecke
---------- ---------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                   (a)  | |
                                                   (b)  |X|
---------- ---------------------------------------------------------------------
     3     SEC USE ONLY



---------- ---------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                 5     SOLE VOTING POWER

  NUMBER OF                  71,436

   SHARES    -------------------------------------------------------------------
                 6     SHARED VOTING POWER
BENEFICIALLY
                             2,968,887 (Mr. Beinecke disclaims beneficial
  OWNED BY                   ownership of such shares - see Item 4)
             -------------------------------------------------------------------
   EACH          7     SOLE DISPOSITIVE POWER

 REPORTING                   71,436

  PERSON     -------------------------------------------------------------------
                 8     SHARED DISPOSITIVE POWER
   WITH
                             2,968,887 (Mr. Beinecke disclaims beneficial
                             ownership of such shares - see Item 4)
--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 3,040,323

---------- ---------------------------------------------------------------------
    10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)

                 X

---------- ---------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 5.5%

---------- ---------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN

--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
CUSIP NO. 148867 104                  13G          PAGE 5 OF 11 PAGES
-----------------------------                      -----------------------------

---------- ---------------------------------------------------------------------
     1     NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

                 John B. Beinecke
---------- ---------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                   (a)  | |
                                                   (b)  |X|
---------- ---------------------------------------------------------------------
     3     SEC USE ONLY



---------- ---------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                 5     SOLE VOTING POWER

  NUMBER OF                  85,257

   SHARES    -------------------------------------------------------------------
                 6     SHARED VOTING POWER
BENEFICIALLY
                             2,968,887 (Mr. Beinecke disclaims beneficial
  OWNED BY                   ownership of such shares - see Item 4)
             -------------------------------------------------------------------
   EACH          7     SOLE DISPOSITIVE POWER

 REPORTING                   85,257

  PERSON     -------------------------------------------------------------------
                 8     SHARED DISPOSITIVE POWER
   WITH
                             2,968,887 (Mr. Beinecke disclaims beneficial
                             ownership of such shares - see Item 4)
--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 3,054,144

---------- ---------------------------------------------------------------------
    10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)

                 X

---------- ---------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 5.6%

---------- ---------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN

--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
CUSIP NO. 148867 104                  13G          PAGE 6 OF 11 PAGES
-----------------------------                      -----------------------------

---------- ---------------------------------------------------------------------
     1     NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

                 Frances Beinecke Elston
---------- ---------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                   (a)  | |
                                                   (b)  |X|
---------- ---------------------------------------------------------------------
     3     SEC USE ONLY



---------- ---------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                 5     SOLE VOTING POWER

  NUMBER OF                  56,472

   SHARES    -------------------------------------------------------------------
                 6     SHARED VOTING POWER
BENEFICIALLY
                             2,968,887 (Mrs. Elston disclaims beneficial
  OWNED BY                   ownership of such shares - see Item 4)
             -------------------------------------------------------------------
   EACH          7     SOLE DISPOSITIVE POWER

 REPORTING                   56,472

  PERSON     -------------------------------------------------------------------
                 8     SHARED DISPOSITIVE POWER
   WITH
                             2,968,887 (Mrs. Elston disclaims beneficial
                             ownership of such shares - see Item 4)
--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 3,025,359

---------- ---------------------------------------------------------------------
    10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)

                 X

---------- ---------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 5.5%

---------- ---------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN

--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
CUSIP NO. 148867 104                  13G          PAGE 7 OF 11 PAGES
-----------------------------                      -----------------------------

---------- ---------------------------------------------------------------------
     1     NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

                 William S. Beinecke
---------- ---------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                   (a)  | |
                                                   (b)  |X|
---------- ---------------------------------------------------------------------
     3     SEC USE ONLY



---------- ---------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

--------------------------------------------------------------------------------
                 5     SOLE VOTING POWER

  NUMBER OF

   SHARES    -------------------------------------------------------------------
                 6     SHARED VOTING POWER
BENEFICIALLY
                             2,968,887 (Mr. Beinecke disclaims beneficial
  OWNED BY                   ownership of such shares - see Item 4)
             -------------------------------------------------------------------
   EACH          7     SOLE DISPOSITIVE POWER

 REPORTING

  PERSON     -------------------------------------------------------------------
                 8     SHARED DISPOSITIVE POWER
   WITH
                             2,968,887 (Mr. Beinecke disclaims beneficial
                             ownership of such shares - see Item 4)
--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 2,968,887

---------- ---------------------------------------------------------------------
    10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (SEE INSTRUCTIONS)



---------- ---------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 5.4%

---------- ---------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN

--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
CUSIP NO. 148867 104                  13G          PAGE 8 OF 11 PAGES
-----------------------------                      -----------------------------

The original Schedule 13G dated February 11, 1993, the first amendment dated February 14, 1994, the second amendment dated February 13, 1995, the third amendment dated February 13, 1996, the fourth amendment dated May 9, 1997, the fifth amendment dated February 20, 1998, the sixth amendment dated March 12, 1999, the seventh amendment dated January 25, 2000 and the eighth amendment dated February 13, 2001 (collectively, together with this ninth amendment, the "Schedule 13G") are hereby amended by deleting Item 2(b) and Item 4 in their entirety and inserting in their place Item 2(b) and Item 4 as set forth below:

Item 2(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            200 Carillon Parkway
            St. Petersburg, FL  33716

Item 4. OWNERSHIP

            Antaeus Enterprises, Inc. ("Antaeus") owns 2,968,887 shares of common stock, par value $.01 per share, of Catalina Marketing Corporation (the "Common Stock") (approximately 5.4% of the outstanding shares of Common Stock), as to which it has sole voting and dispositive power. Sarah Beinecke Richardson, Frederick W. Beinecke, John B. Beinecke, Frances Beinecke Elston and William S. Beinecke may be deemed to be affiliates of Antaeus. Such persons may be deemed to have shared voting and dispositive power with respect to the shares of Common Stock owned by Antaeus. Each of such persons disclaims beneficial ownership of the shares of Common Stock owned by Antaeus.

            Sarah Beinecke Richardson serves as one of three co-trustees of four trusts, which, in the aggregate, own 642,000 shares of Common Stock (approximately 1.2% of the outstanding shares of Common Stock), as to which she has shared voting and dispositive power. Sarah Beinecke Richardson may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 2,968,887 shares of Common Stock beneficially owned by Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. Sarah Beinecke Richardson owns directly 72,739 shares of Common Stock (representing approximately 0.1% of the outstanding shares of Common Stock), as to which she has sole voting and dispositive power. The aggregate number of shares of Common Stock reported to be beneficially owned by Sarah Beinecke Richardson and the percentage of outstanding shares of Common Stock represented by such shares of Common Stock is set forth on page 3 hereof (which number includes all shares of Common Stock referred to in this paragraph).

            Frederick W. Beinecke owns directly 71,436 shares of Common Stock (representing approximately 0.1% of the outstanding shares of Common Stock), as to which he has sole voting and dispositive power. Frederick W. Beinecke may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 2,968,887 shares of Common Stock beneficially owned by Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. The aggregate number of shares of Common Stock reported to be beneficially owned by Frederick W. Beinecke and the percentage of outstanding shares of Common Stock represented by such shares of Common Stock is set forth on page 4 hereof (which number includes all shares of Common Stock referred to in this paragraph).

            John B. Beinecke owns directly 85,257 shares of Common Stock (representing approximately 0.2% of the outstanding shares of Common Stock), as to which he has sole voting and dispositive power. John B. Beinecke may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 2,968,887 shares of Common Stock beneficially owned by Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. The aggregate number of shares of Common Stock reported to be beneficially owned by John B. Beinecke and the percentage of outstanding shares of Common Stock represented by such shares is set forth on page 5 hereof (which number includes all shares of Common Stock referred to in this paragraph).

            Frances Beinecke Elston owns directly 56,472 shares of Common Stock (representing approximately 0.1% of the outstanding shares of Common Stock), as to which she has sole voting and dispositive power. Frances Beinecke Elston may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 2,968,887 shares of Common Stock beneficially owned by Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. The aggregate number of shares of Common Stock reported to be beneficially owned by Frances Beinecke Elston, and the percentage of outstanding shares of Common Stock represented by such shares is set forth on page 6 hereof (which number includes all shares of Common Stock referred to in this paragraph).

-----------------------------                      -----------------------------
CUSIP NO. 148867 104                  13G          PAGE 9 OF 11 PAGES
-----------------------------                      -----------------------------

            William S. Beinecke does not have sole voting and dispositive power as to any shares of Common Stock. William S. Beinecke may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 2,968,887 shares of Common Stock beneficially owned by Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. The aggregate number of shares of Common Stock reported to be beneficially owned by William S. Beinecke, and the percentage of outstanding shares of Common Stock represented by such shares is set forth on page 7 hereof (which number includes all shares of Common Stock referred to in this paragraph).

            In the aggregate, the persons filing this Schedule 13G (the "Beinecke Group") beneficially own 3,896,791 shares of Common Stock, representing approximately 7.1% of the outstanding shares of Common Stock. Each of the persons filing this Schedule 13G disclaims membership in any group with respect to shares of Common Stock. Percentages of outstanding shares of Common Stock represented by shares of Common Stock beneficially owned by a member of the Beinecke Group set forth herein are computed based on 54,983,289 shares of Common Stock outstanding as of December 31, 2001.

-----------------------------                      -----------------------------
CUSIP NO. 148867 104                  13G          PAGE 10 OF 11 PAGES
-----------------------------                      -----------------------------

SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2002


                                        ANTAEUS ENTERPRISES, INC.


                                        By: /S/ FREDERICK W. BEINECKE
                                            ------------------------------------
                                            Name: Frederick W. Beinecke
                                            Title: President


                                                         *
                                        ------------------------------------
                                        Sarah Beinecke Richardson


                                        /S/ FREDERICK W. BEINECKE
                                        ------------------------------------
                                        Frederick W. Beinecke


                                                         *
                                        ------------------------------------
                                        John B. Beinecke


                                                         *
                                        ------------------------------------
                                        Frances Beinecke Elston


                                                         *
                                        ------------------------------------
                                        William S. Beinecke


                                        *By: /S/ CANDACE K. BEINECKE
                                             -----------------------------------
                                                     (Candace K. Beinecke,
                                                     Attorney-in-fact)

-----------------------------                      -----------------------------
CUSIP NO. 148867 104                  13G          PAGE 11 OF 11 PAGES
-----------------------------                      -----------------------------

                               INDEX TO EXHIBITS

Exhibit B   Powers of Attorney of Sarah Beinecke Richardson,   Incorporated by
            John B. Beinecke, Frances Beinecke Elston, and     reference to
            William S. Beinecke                                Exhibit B of
                                                               original Schedule
                                                               13G dated
                                                               February 11, 1993